Exhibit 99.1

Contact:

Dan Coccoluto	Sharon Barclay
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6070 x203
coccoluto@omtool.com	sbarclay@blancandotus.com

OMTOOL EXTENDS FOCUS ON HEALTHCARE MARKET WITH AGREEMENT TO
ACQUIRE BLUECHIP TECHNOLOGIES

Omtool to gain extensions to its healthcare product line, domain expertise and expanded healthcare provider customer base

Andover, Mass., November 14, 2006 — Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document handling solutions, today announced a definitive agreement to acquire BlueChip Technologies Ltd., a privately held provider of electronic forms automation, document imaging and object archiving solutions to the healthcare vertical market for approximately $4.1 million, comprised of cash, promissory notes and common stock of the company.

Based in Danvers, Mass., BlueChip Technologies’ business focus is complementary to that of Omtool as it provides document-centric technologies which include vertically specific document workflow solutions for healthcare providers and forms processing and document archiving technologies applicable to other markets.  Further, BlueChip Technologies has deep domain expertise and longstanding customer relationships in the healthcare market that will help to accelerate Omtool’s market penetration.

This acquisition will extend Omtool’s AccuRoute product line to include the BlueChip Technologies’ solutions for document imaging and workflow systems for hospital admissions and billing functions, allowing Omtool to deliver a more complete suite of products that handle the healthcare document workflow and to provide more comprehensive and complete solutions to the healthcare vertical market.  Omtool will also incorporate BlueChip Technologies’ forms automation and document archiving functionalities into its AccuRoute product line where Omtool expects to be able to extend its offering in the legal and financial vertical markets to provide significant additional benefits within those markets.

“The acquisition of BlueChip Technologies is of strategic importance to Omtool and its plan for AccuRoute market expansion. Building on our dominant position in the legal vertical market and early successes in the healthcare market, we believe the addition of the BlueChip Technologies’ product line to the AccuRoute product line creates a product suite that will ultimately address the majority of the information lifecycle of documents required by the healthcare market,” said Bob Voelk, chairman, president, chief executive officer, Omtool.

BlueChip Technologies brings a customer base of over 100 healthcare providers to which Omtool can offer an extended AccuRoute product line that is specific to healthcare professionals.  This acquisition will augment Omtool’s already considerable experience in the healthcare vertical market.  Omtool has licensed its technology (both current and past products) to over 200 healthcare customers and will introduce the new broader set of product offerings to those customers in the coming quarters.

“While BlueChip Technologies’ product suite is readily adopted by healthcare providers, we recognized the need to make a strategic change if we were to significantly expand our sales efforts and resulting market presence to better leverage our product strength,” said Bill Rynkowski, chief executive officer and chairman of BlueChip Technologies.  “We strongly believe Omtool will provide the infrastructure necessary to support our combined efforts in the healthcare market.  Our team is very excited to make this transition and we set our sights on shared success with Omtool.”

The estimated aggregate consideration for the company’s acquisition of BlueChip Technologies is up to $4.1 million, consisting of a combination of cash, promissory notes and common stock of the company.  The company will hold back a portion of the purchase price as a source of payment for any indemnification claims that may arise.  The acquisition, which is subject to customary and other closing conditions, including the entry by the company and Mr. Rynkowski into a piggy-back registration rights agreement and an employment agreement, is expected to close in December 2006.

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document and information handling solutions used to control essential document lifecycles. Whether it is paper-based, faxed-based or electronic information, Omtool’s products are designed to capture that information and deliver it to the destination(s) where it is needed.  Its enterprise-level products are used by organizations worldwide whose business processes frequently include paper-based documents and/or stringent compliance requirements that include secure handling, storage, integration and tracking of a variety of documents.  Omtool’s flagship product, AccuRoute, is a document capture, conversion and communication platform that makes it easy to capture valuable company information and distribute it to multiple systems simultaneously, all from users’ desktops or any network enabled scanning device.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

About BlueChip Technologies Ltd.

Based in Danvers, Mass, BlueChip Technologies Ltd. is a Massachusetts corporation formed in 1993, whose principal business is providing electronic forms automation, document imaging and object archiving solutions to the end user marketplace. With a specialized focus in healthcare, BlueChip Technologies provides system consulting, technical support and turnkey system integration in the areas of document redesign and form work flow re-engineering. These products and services provide a solid foundation for BlueChip’s enterprise wide document scanning and imaging applications. BlueChip Technology customers represent over 100 healthcare providers.

This press release contains forward-looking statements, including, without limitation, statements regarding the anticipated combination with BlueChip Technologies and the benefits thereof; Omtool’s objectives and expectations; future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the consummating and integrating the BlueChip Technologies acquisition; introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; Omtool’s headquarters relocation; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.